CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A, Post-Effective Amendment No. 30 to File No. 33-70958; Amendment No. 31 to File No. 811-8104) of our report dated November 17, 2006 on the financial statements and financial highlights of Touchstone Funds Group Trust (formerly Constellation Funds), included in the 2006 Annual Report for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP

Cincinnati, Ohio
May 10, 2007